EXHIBIT 10.54

DIRECTOR COMPENSATION

All compensation values are in US $
Board Service Annual Cash Retainer Board Meeting Fees Annual Equity Grant Chairman Lead Director	$75,000 $0 $75,000 $150,000 (additional) $20,000 (additional)
Audit Committee Service Chair Retainer Member Retainer Meeting Fee	$25,000 $0 $0
Other Committee Service Chair retainer Member Retainer Meeting Fee	$15,000 $0 $0
Total Direct Compensation Simulations Typical Director Typical Committee Chair Typical Audit Committee Chair	$150,000 $165,000 $175,000
Stock Ownership Guidelines
Level of Ownership	3X Annual Cash Retainer
Counted Shares	Owned shares Cash-settled and share-settled DSUs Cash-settled and share-settled RSUs
Timing of evaluation	Whenever a director is considering selling shares
Requirement to hold on to shares until and unless ownership target is met. This requirement applies whenever target is not met.	Shares received further to the settlement of RSUs, except portion required to cover tax liability Shares equivalent to 50% of gross gain realized on exercise of options
With respect to cash-settled RSUs, requirement to purchase shares until and unless target is met. This requirement applies whenever target is not met.	Directors must purchase shares with net proceeds of cash-settled RSUs
Considered Value	For each share, the greater of market price and book value For each DSU and RSU, the greater of market price and grant value

February 27, 2018